Exhibit 99.3

OMVS Announces Completion of Robotic Assistance Devices Acquisition

Reno NV, August 31, 2017 -- (MARKET WIRE) – On the Move Systems (OMVS: OTCPK) is pleased to announce that is has completed the 100% acquisition of Robotic Assistance Devices (RAD - www.roboticassistancedevices.com) (please refer to the 8K filed on www.sec.gov)

“We are very excited to have completed the acquisition of RAD,” said Garett Parsons, president and CEO of OMVS, “RAD is off to a great start and we believe it has tremendous potential for success.”

“I look forward to working together with OMVS and having the opportunity to build RAD into a major player in the robotic guard market,” said Steve Reinharz, President and CEO of RAD, “We have made great progress to date and with the close of this acquisition we will be well positioned to accelerate our development and deliver significant growth milestones in the near future.”

RAD has commenced to deploy robots to end users. To date RAD has commitments for 62 robots for total contract values of approximately $6 million.

RAD currently has signed agreements for 2 POC’s with major companies.

RAD currently has a sales pipeline of over 50 Fortune 500 companies and over 25 qualified dealers and distributors that have a combined customer base of more than 35,000 end user corporations.

For further information please refer to www.sec.gov

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E the Securities Exchange Act of 1934, as amended and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this news release other than statements of historical fact are “forward-looking statements” that are based on current expectations and assumptions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the statements, including, but not limited to, the following: the ability of On the Move Systems to provide for its obligations, to provide working capital needs from operating revenues, to obtain additional financing needed for any future acquisitions, to meet competitive challenges and technological changes, and other risks. On the Move Systems undertakes no duty to update any forward-looking statement(s) and/or to confirm the statement(s) to actual results or changes in On the Move Systems expectations.

Investor Relations:

Everest Corporate Advisors Inc.

Jack Thompson

www.everestcorp.net

702-902-2361